Exhibit 99.1

Press Release	Source: Arête Industries, Inc.

Arête Industries, Inc. Announces The Company has repurchased the 1,200,000 shares of its Common Stock.

February, February 21, 2014

WESTMINSTER, Colorado, February 21, 2014 (Market Wired) Arête Industries, Inc. (OTC-QB: ARET) today announced it recently repurchased 1,200,000 shares of its common stock from one of its significant shareholders pursuant to an agreement under which the shares were purchased at a price of $0.19 per share for total consideration of $228,000.

The repurchased shares represented 8.92% of the Company’s outstanding shares at the time of purchase and reduced the Company’s outstanding shares of common stock from 13,451,466 shares to 12,251,466 shares.

In addition, three of our executive officers and/or directors purchased 260,000 shares of Company common stock from the same significant shareholder, representing 2.12% of the Company’s outstanding shares after taking into account the Company’s share repurchase noted above.

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About Arête Industries

The Company owns non-operated oil and gas properties in the Rocky Mountain Region of the United States. For additional information on the Company visit our website at: http://www.areteindustries.com

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company’s dependence on its management, the Company’s significant lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s business that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. Readers are encouraged to review these risks in the Company’s SEC filings.

For Further Information Contact:

Nicholas Scheidt, CEO

Donald W Prosser, CFO

303-427-8688

info@areteindustries.com

Source: Arête Industries, Inc.